JOHN HANCOCK FUNDS II AMENDMENT TO AMENDED AND RESTATED ADVISORY AGREEMENT

     AMENDMENT (the “Amendment”) made this 28th day of April, 2008, to the Advisory Agreement dated October 17, 2005, as amended, between John Hancock Funds II, a Massachusetts business trust (the “Trust”) and John Hancock Investment Management Services, LLC, a Delaware limited liability company (“JHIMS” or the “Adviser”). In consideration of the mutual covenants contained herein, the parties agree as follows:

1. CHANGE IN APPENDIX A

     Appendix A is revised to decrease the advisory fee for the Absolute Return Portfolio (the “Portfolio”).

2. EFFECTIVE DATE

The Amendment shall become effective with respect to the Portfolio on the later of:

(i) the date of its execution and (ii) approval by the Board of Trustees of the Trust of the Amendment.

John Hancock Funds II
By: ________________________________

John Hancock Investment Management Services, LLC
By: ________________________________

APPENDIX A Absolute Return Portfolio

     The Adviser shall serve as investment adviser for the Absolute Return Portfolio. The Trust will pay the Adviser, as full compensation for all services provided under this Agreement with respect to the Absolute Return Portfolio, a fee computed separately for the Absolute Return Portfolio as follows (the “Adviser Fee”).

     The Adviser Fee has two components: (a) a fee on net assets invested in Affiliated Funds (“Affiliated Fund Assets”) and (b) a fee on net assets not invested in Affiliated Funds (“Other Assets”). Affiliated Funds are any fund of John Hancock Funds II and John Hancock Funds III.

     (a) The fee on Affiliated Fund Assets is stated as an annual percentage of the current value of the aggregate net assets of the Absolute Return Portfolio and the Absolute Return Trust, a series of John Hancock Trust (collectively, the “Absolute Return Funds”) determined in accordance with the following schedule, and that rate is applied to the Affiliated Fund Assets of the Absolute Return Portfolio.

Advisory Fee on Affiliated Fund Assets

Aggregate Net Assets of Absolute Return Funds
First	Excess over
$500 million	$500 million
[ ] %	[ ] %

(b) The fee on Other Assets is stated as an annual percentage of the current value of the aggregate net assets of the Absolute Return Funds determined in accordance with the following schedule, and that rate is applied to the Other Assets of the Absolute Return Portfolio.

Advisory Fee on Other Assets

Aggregate Net Assets of Absolute Return Funds
First	Excess over
$500 million	$500 million
[ ] %	[ ] %

     The term “Aggregate Net Assets of Absolute Return Funds” in the schedule above includes the net assets of the Absolute Return Portfolio. The term also includes the net assets of the Absolute Return Trust, but only for the period during which the subadviser for the Absolute Return Portfolio also serves as the subadviser for the Absolute Return Trust and only with respect to the net assets of the Absolute Return Trust that are managed by the subadviser.

     For purposes of determining Aggregate Net Assets of the Absolute Return Funds and calculating the fee on Affiliated Fund Assets and the fee on Other Assets, the net assets of the Absolute Return Portfolio are determined as of the close of business on the previous business day of the Trust and the net assets of the Absolute Return Trust are determined as of the close of business on the previous business day of John Hancock Trust. Affiliated Fund Assets and Other Assets are determined as of the close of business on the previous business day of the Trust.

     The fee on Affiliated Fund Assets for the Absolute Return Portfolio shall be based on the applicable annual Affiliated Funds fee rate for the Absolute Return Portfolio which for each day shall be equal to (i) the sum of the amounts determined by applying the annual percentage rates in the Affiliated Funds Fee Table to the applicable portions of Aggregate Net Assets of Absolute Return Funds divided by (ii) Aggregate Net Assets of Absolute Return Funds (the “Applicable Annual Affiliated Funds Fee Rate”).

     The fee on Other Assets for the Absolute Return Portfolio shall be based on the applicable annual Other Assets fee rate for the Absolute Return Portfolio which for each day shall be equal to (i) the sum of the amounts determined by applying the annual percentage rates in the Fee Table for Other Assets to the applicable portions of Aggregate Net Assets of Absolute Return Funds divided by (ii) Aggregate Net Assets of Absolute Return Funds (the “Applicable Annual Other Assets Fee Rate”).

     The fee on Affiliated Fund Assets for the Absolute Return Portfolio shall be accrued and paid daily to the Adviser for each calendar day. The daily fee accruals will be computed by multiplying the fraction of one over the number of calendar days in the year by the Applicable Annual Affiliated Funds Fee Rate, and multiplying this product by the Affiliated Fund Assets of the Absolute Return Portfolio. Fees shall be paid either by wire transfer or check, as directed by the Adviser.

     The fee on Other Assets for the Absolute Return Portfolio shall be accrued and paid daily to the Adviser for each calendar day. The daily fee accruals will be computed by multiplying the fraction of one over the number of calendar days in the year by the Applicable Annual Other Assets Fee Rate, and multiplying this product by the Other Assets of the Absolute Return Portfolio. Fees shall be paid either by wire transfer or check, as directed by the Adviser.

     The daily Adviser Fee for the Absolute Return Portfolio shall be the sum of the daily fee on Affiliated Fund Assets and the daily fee on Other Assets.

     If, with respect to the Absolute Return Portfolio, this Agreement becomes effective or terminates, or if the manner of determining the Applicable Annual Affiliated Funds Fee Rate or the Applicable Annual Other Assets Fee Rate changes, before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination or from the beginning of such month to the date such change, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination or change occurs.